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EXHIBIT 5



August 22, 2001

The Board of Directors of
Escalon Medical Corp.
351 East Conestoga Road
Wayne, PA 19087

Gentlemen:

         We have acted as counsel to Escalon Medical Corp. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement") relating to the offer and sale by a certain stockholder of the Company of up to an aggregate of 50,000 shares (the "Shares") of common stock, $.001 par value, of the Company.

         As counsel to the Company, we are familiar with all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Certificate of Incorporation and By-laws, each as amended to date, the corporate minutes and other proceedings and records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion. Based upon the foregoing, it is our opinion that the Shares are duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

         We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference to our name in the prospectus under the caption "Legal Matters."

                                             Sincerely,

                                             /s/
                                             Duane Morris & Heckscher, LLP